Exhibit 10.3

BOOT BARN HOLDINGS, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

THIS AGREEMENT is dated as of [_______], between Boot Barn Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in the table below (“Participant”).

All capitalized terms not defined in this Agreement shall have the meaning assigned to them in the Plan.

1.         Grant of Restricted Stock Units.  The Company hereby awards to Participant, as of the Award Date, an award of restricted stock units (“Restricted Stock Units”) pursuant to the terms of the 2014 Equity Incentive Plan (the “Plan”) and this Agreement (the “Award”).  Each Restricted Stock Unit that vests hereunder shall entitle Participant to receive one share of Stock (a “Share”) on the applicable Issuance Date following the vesting of that Restricted Stock Unit.  The number of Restricted Stock Units subject to the Award, the applicable Vesting Schedule for the  Restricted Stock Units, the applicable date or dates on which the  Shares underlying the vested Restricted Stock Units  shall become issuable to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

Participant:	[_____________________________]
Award Date:	[_________]
Number of Restricted Stock Units Subject to Award:	___ Restricted Stock Units
Vesting Schedule:

The Restricted Stock Units shall conditionally vest in a series of [_______] installments upon Participant’s completion of each year of employment with the Company and its Affiliates over the [______] period measured from the Award Date (the “Vesting Schedule”).  However, the Restricted Stock Units may be subject to accelerated vesting in accordance with Section 3 below.

Notwithstanding anything herein to the contrary, any vesting references in this Agreement shall be deemed conditional and remain explicitly subject to Participant not being terminated by the Company for Cause (as defined in Section 3 below) at any time.  If Participant’s employment is terminated by the Company for Cause, whether before or after the applicable vesting date, the Restricted Stock Units, whether otherwise conditionally vested or unvested, shall immediately terminate.

Issuance Schedule:

The Shares underlying the Restricted Stock Units in which Participant vests in accordance with the Vesting Schedule above or in Section 3 below, shall be issued, subject to the Company’s collection of all applicable income and employment taxes required to be withheld by the Company or any Affiliate (the “Withholding Taxes”), within 60 days following the applicable vesting date (the “Issuance Date”).  The applicable Withholding Taxes are to be collected pursuant to the procedure set forth in Section 6 of this Agreement.  The Restricted Stock Units shall not be earned until the Issuance Date.

2.         Limited Transferability.  Prior to actual receipt of the Shares issued pursuant to Restricted Stock Units that vest hereunder, Participant may not transfer any interest in the Award or the underlying Shares.  Any Shares issuable pursuant to vested Restricted Stock Units hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance.

3.         Termination of Employment.

A.        Termination of Employment.  Except as provided in subsection (B), (C), (D) or (E) below or as otherwise provided in any applicable employment agreement, upon Participant’s voluntary or involuntary termination of employment or other association with the Company and its Affiliates, for any or no reason whatsoever, and an entity ceasing to be an Affiliate of the Company, in each case, prior to the applicable vesting date, the Award shall be immediately cancelled with respect to unvested Restricted Stock Units.  Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled Restricted Stock Units.

B.         Death or Disability.  If Participant incurs a termination of employment due to death or Disability, the Restricted Stock Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested upon such termination of employment.

C.         Retirement.  If Participant incurs a termination of employment due to Retirement (as defined below), the Restricted Stock Units shall, to the extent not then vested or previously forfeited or cancelled, continue to vest (and the underlying Shares shall continue to be issued)  in accordance with the Vesting Schedule set forth in Section 1 above, but without the requirement that Participant remain in employment or other association with the Company and its Affiliates, subject to Participant’s execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates in a form prescribed by the Company which becomes effective on or prior to the 60th day following the termination date (the “Release”). Notwithstanding the foregoing, continued vesting post-Retirement is expressly subject to and conditioned upon Participant’s full compliance with any continuing post-employment obligations under the Confidential and Proprietary Information Agreement executed by Participant, or any other such confidentiality agreement that Participant entered into with the Company or an Affiliate.  In the event of any breach thereof, any further continued vesting shall immediately cease, and any then unvested Restricted Stock Units shall be deemed immediately cancelled.

D.        Change of Control.  If a Change of Control occurs, outstanding Restricted Stock Units shall become vested and payable, if at all, as described in this subsection.  Notwithstanding anything to the contrary, the Committee may take such other actions with respect to the Restricted Stock Units as it deems appropriate pursuant to the Plan.

(i)         If the Restricted Stock Units are Assumed in accordance with Section 9 of the Plan,  the Restricted Stock Units shall continue to vest (and the underlying Shares shall continue to be issued)  in accordance with the Vesting Schedule set forth in Section 1 above and this Section 3 (including, for the avoidance of doubt, Section 3(B) and Section 3(C),  as applicable),  based on Participant’s continued employment or service with the Company and its Affiliates as set forth herein.

(ii)       Notwithstanding subsection (i) above, if the Restricted Stock Units are Assumed in accordance with Section 9 of the Plan, and Participant’s employment is terminated by the Company and its Affiliates without Cause [or Participant terminates employment for Good Reason]1, upon or within 18 months following the closing of the Change of Control and before the applicable vesting date, the Restricted Stock Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested upon such termination of employment.

(iii)      If the Restricted Stock Units are not Assumed in accordance with Section of 9 of the Plan, the Restricted Stock Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested upon the Change of Control.

(iv)       Notwithstanding anything in this Agreement to the contrary, to the extent that the Restricted Stock Units constitute nonqualified deferred compensation subject to Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”),  if (A) a Change of Control does not constitute a “change in control event” (including, a Change of Control described in Section 2.7(d) of the Plan) under Section 409A,  or (B) otherwise required by Section 409A, any amounts that are payable pursuant to subsection (iii) above shall be paid within 60 days following the otherwise applicable vesting date.  For the avoidance of doubt, upon a Transaction, the Restricted Stock Units shall be treated in accordance with the terms of this Agreement.

E.         Definitions.

(i)         “Cause” shall mean (a) Participant’s engaging in gross negligence of Participant’s duties with the Company, or Participant’s fraud or dishonesty in connection with the performance of duties to the Company and its Affiliates, in either case which has a materially detrimental effect on the business or operations of the Company; (b) Participant’s engaging in any willful violation of any applicable confidential, non-disclosure or securities trading policy or policies of the Company or an Affiliate; and (c) Participant’s conviction by a court of competent jurisdiction of any crime (or  upon entering a plea of guilty or nolo contendere to a charge of any crime) constituting a felony; provided, however, that if Participant and the Company or relevant Affiliate are parties to an employment or similar agreement in effect

1       Note to draft: Good Reason shall only be included for Senior Vice Presidents and above.

immediately prior to Participant’s termination which defines cause, “Cause” shall mean “cause” as defined in said agreement.

(ii)       “Disability” shall mean a determination of disability under the long-term disability plan of the Company or any Affiliate that is applicable to Participant.

(iii)      [“Good Reason” shall mean the occurrence of any of the following events without Participant’s consent: (a) any material diminution in Participant’s base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its Affiliates; (b) any material and continuing diminution in Participant’s authority or responsibilities; or (c) changing the geographic location at which Participant provides services to the Company to a location more than 35 miles from both the then existing location and Participant’s residence; provided however, that Participant’s resignation for Good Reason will be effective only if Participant provides written notice to the Company of any event constituting Good Reason within 60 days after Participant becomes aware such event, and the Company does not cure such event within 30 days after receipt of the notice, and provided further that, Participant terminates Participant’s employment within 90 days of the date of Participant’s written notice.  Notwithstanding the foregoing, if Participant and the Company or relevant Affiliate are parties to an employment or similar agreement in effect immediately prior to Participant’s termination which defines good reason, “Good Reason” shall mean “good reason” as defined in said agreement.1]

(iv)       “Retirement” shall mean termination of employment other than for Cause after the earlier of Participant’s attainment of (a) age 60 with 10 consecutive years of service with the Company or its Affiliates or (b) age 65. 2

4.         Stockholder Rights.

A.        Participant shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares underlying the Award until the Award vests and Participant becomes the record holder of those Shares upon their actual issuance following the Company’s collection of the applicable Withholding Taxes.

B.         Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary, payable other than in Shares, be declared and paid on the Company’s outstanding Shares in one or more calendar years during which Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding following vesting of the Restricted Stock Units for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares that remain subject to this Award had such Shares been issued and outstanding and entitled to that dividend or distribution. If such Shares subsequently become issuable following vesting of the

2     Note to draft: For certain individuals, retirement shall mean termination of employment other than for Cause after the earlier of Participant’s attainment of (a) age 60 with 5 consecutive years of service with the Company or its Affiliates or (b) age 65.

Restricted Stock Units, in one or more installments hereunder, the phantom dividend equivalents credited to those Shares in the book account shall vest, and those vested phantom dividend equivalents shall be distributed to Participant (in cash or such other form as the Committee may deem appropriate in its sole discretion) concurrently with the issuance of those Shares to which they relate. However, each such distribution shall be subject to the Company’s collection of the Withholding Taxes applicable to that distribution.  In no event shall any phantom dividend equivalents vest or become distributable unless the Shares to which they relate become issuable upon vesting of the applicable Restricted Stock Units  in accordance with the terms of this Agreement.

5.         Adjustment in Shares.  The total number and/or class of securities issuable pursuant to this Award shall be subject to adjustment in accordance with the provisions of Section 8 of the Plan.

6.         Issuance of Shares/Collection of Withholding Taxes.

A.        On each applicable Issuance Date, the Company shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the applicable number of Shares, subject, however, to the Company’s collection of the applicable Withholding Taxes.

B.         Until such time as the Company provides Participant with notice to the contrary, the Company shall collect the applicable Withholding Taxes with respect to the Shares which become issuable pursuant to Restricted Stock Units that vest hereunder through an automatic share withholding procedure pursuant to which the Company shall withhold, at the time of such issuance, a portion of the Shares with a Market Value (measured as of the applicable Issuance Date) equal to the amount of those taxes; provided;  however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income.  In the event payment is to be made in a form other than the Shares, then the Company shall collect from Participant the applicable Withholding Taxes pursuant to such procedures as the Company deems appropriate under the circumstances.

C.         Should any Shares become issuable upon vesting of the Restricted Stock Units at a time when the Share withholding method is not available, then the Withholding Taxes shall be collected from Participant pursuant to such procedures as the Company deems appropriate including, without limitation, Participant’s delivery of his or her separate check payable to the Company in the amount of such Withholding Taxes or the use of the proceeds from a next-day sale of the Shares issued to Participant, provided and only if (i) such a sale is permissible under the Company’s insider trading policies governing the sale of Shares; (ii) Participant makes an irrevocable commitment, on or before the vesting date for those Restricted Stock Units related to such Shares, to effect such sale of the Shares; and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

D.        The Company shall collect the Withholding Taxes with respect to each cash distribution of phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes.

E.         In no event, shall any fractional Shares be issued.  Accordingly, the total number of Shares to be issued pursuant to this Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

7.         Compliance with Laws and Regulations.  The issuance of Shares pursuant to the vesting of the Restricted Stock Units shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such issuance.

8.         Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

9.         Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

10.       Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.  This Agreement is intended to comply with the requirements of Section 409A.  To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Section 409A, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A.  Notwithstanding the other provisions hereof, (A) any reference to Participant’s termination of employment shall mean Participant’s “separation from service,” as such term is defined under Section 409A (“Separation from Service”), (B) each issuance of Shares under this Agreement shall be treated as a separate payment, (C) if Participant is a “key employee” under Section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six months after Separation from Service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A and shall be paid within 10 days after the end of the six-month period or Participant’s death, if earlier, and (D) in no event may Participant, directly or indirectly, designate the calendar year of a payment, and if the time period for executing the Release spans two calendar years, then any payment conditioned on executing the Release shall be made in the second taxable year.  If the Restricted Stock Units become vested other than pursuant to the Vesting Schedule or in accordance with Section 3 of this Agreement, then to the extent required by Section 409A, such vesting shall not accelerate the issuance of the Shares underlying the Restricted Stock Units or any other payments with respect thereto, and the applicable Shares shall be issued and such payments shall be made within 60 days following the date on which such Restricted Stock Units would have otherwise vested pursuant to the Vesting Schedule or in accordance with Section 3 of this Agreement, as applicable.

11.       Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service at any time for any reason, with or without cause.

IN WITNESS WHEREOF, the parties have entered into this Restricted Stock Unit Issuance Agreement on the date first set forth above.

BOOT BARN HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

Signature:

Address:

[Signature Page to Restricted Stock Unit Issuance Agreement]